EXHIBIT 11
                    REPUBLIC SECURITY FINANCIAL CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                               THREE MONTHS
                                                                   ENDED
                                                                 JUNE 30,              YEAR ENDED MARCH 31,
                                                             -----------------     ----------------------------
                                                              1995       1994       1995       1994       1993
                                                             ------     ------     ------     ------     ------
Average shares outstanding.................................   4,300      3,611      3,632      2,920      1,795
Net effect of dilutive stock options, warrants and equity
  contracts based on the modified treasury stock method
  using average market price...............................     159        869        842      1,007      1,100
                                                             ------     ------     ------     ------     ------
Total weighted average number
  of shares outstanding....................................   4,459      4,480      4,474      3,927      2,895
                                                             ======     ======     ======     ======     ======
Income before extraordinary item
  and accounting change....................................  $  527     $  265     $1,167     $1,593     $1,218
Add income effect of utilizing net proceeds from conversion
  of options, warrants and equity contracts to reduce debt
  and invest excess in government bonds--net of income tax
  effect...................................................                 42        158        212        227
Deduct preferred dividends.................................      75         75        302        165
                                                             ------     ------     ------     ------     ------
Income before extraordinary item and accounting change
  available to common stockholders.........................  $  452     $  232     $1,023     $1,640     $1,445
                                                             ======     ======     ======     ======     ======
Income before extraordinary item and accounting change, per
share amount...............................................  $  .10     $  .05     $  .23     $  .42     $  .50
                                                             ======     ======     ======     ======     ======
Net income.................................................  $  527     $  265     $1,167     $2,093     $1,218
Add income effect of utilizing net proceeds from conversion
  of options, warrants and equity contracts to reduce debt
  and invest excess in government bonds--net of income tax
  effect...................................................                 42        158        212        227
Deduct preferred stock dividends...........................      75         75        302        165
                                                             ------     ------     ------     ------     ------
Income available to common stockholders....................  $  452     $  232     $1,023     $2,140     $1,445
                                                             ======     ======     ======     ======     ======
Net income per share amount................................  $  .10     $  .05     $  .23     $  .55     $  .50
                                                             ======     ======     ======     ======     ======

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